UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ROPER TECHNOLOGIES, INC.

(Formerly Roper Industries, Inc.)

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6901 Professional Parkway East		Telephone (941) 556-2601
Suite 200		Fax (941) 556-2670
Sarasota, Florida 34240

Roper Technologies, Inc.

April 28, 2017

Dear Fellow Shareholders,

As the members of your Board of Directors, we oversee Roper’s efforts to continually create long-term value for you by efficiently executing our strategy through sound risk management, disciplined capital deployment, performance-driven compensation programs, effective talent and succession planning, adherence to the highest ethical standards and levels of integrity, and continual review and refinement of the Board’s governance practices.

Our Strategy for Outstanding Value Creation for Shareholders

Over the past decade, our shareholders have enjoyed a compound annual return of 14.5%, tripling the total return of the S&P 500. Over the past five years, Roper has delivered an even better 16.8% compound annual return to shareholders.

Our long history of superior shareholder returns is the result of Roper’s simple yet powerful strategy:

•

Cash Generation Through Operating Excellence: We focus on niche, asset-light businesses with leading solutions and technologies that create significant free cash flow, enabling future investments for sustainable growth. Operating excellence, underpinned by our strategic focus on intellectual capital, channel expansion and a high degree of customer intimacy, drives cash generation.

•

Disciplined Capital Deployment: We have a unique and disciplined capital deployment model that has guided the successful investment of billions of dollars in new businesses, including the deployment of $3.7 billion in 2016. Unlike many companies that use cash to pay large dividends and buy back shares, Roper uses most of its available cash to buy new businesses to fuel continued growth and value creation for shareholders.

The Board’s Role in Roper’s Success

The Board contributes significantly to our Company’s strong performance. As directors, each of us commits to the rigor and extensive time commitment required to serve on the Board, including participation in at least 15 days of Board meetings each year. We monitor the existing portfolio of Roper businesses and carefully examine with management the different ways Roper can create value for shareholders. Between Board meetings, we continue our discussions with management and each other, enabling the Company to draw from our broad experiences and expertise.

Our direct involvement in and deep understanding of the Company allows us to address issues such as acquisition selection, capital deployment and succession planning while sustaining Roper’s successful culture and business model.

Our Governance Practices and Other Best Practices

Roper is committed to strong corporate governance as demonstrated by these practices:

•	Declassified Board. Our directors are elected annually.

•	Majority Voting for Directors. Our By-laws require resignation for incumbent directors who fail to receive a majority vote in uncontested elections.

•

Proxy Access. Our By-laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office.

•	Lead Independent Director. Our independent directors select a Lead Independent Director who, among other responsibilities, chairs meetings of independent directors at each Board meeting.

•

Executive Compensation Alignment with Shareholders. Because much of our shareholder value creation is derived from the Roper executive team’s capital deployment strategy, our executives must have a unique set of skills. We continue to refine our executive compensation practices to maintain close alignment with shareholder interests.

•

Pay for Performance. Similar to prior years, in 2016, 96% of our CEO’s compensation was subject to performance risk and tied to long-term results and our stock price, and for our other executive officers, on average, approximately 86% of their compensation was performance-based.

•	Clear Proxy Statement Disclosure. We strive to present the information in our Proxy Statement in a clear and easy-to-read manner.

•	Shareholder Outreach Program. Roper’s senior management team regularly engages shareholders for feedback.

Frequency of Say-on-Pay Vote

This year’s agenda includes a proposal to approve the frequency of our shareholder Say-on-Pay vote. We greatly value shareholders’ view on executive compensation and urge you to vote for a “YEARLY” shareholder Say-on-Pay vote.

Open Communications With Our Shareholders

We value your continued support and input. Please continue to share your comments with us on any topic. Communications can be addressed to the directors in care of the Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Sincerely,

The Board of Directors

Amy Woods Brinkley	John F. Fort III	Brian D. Jellison

Robert D. Johnson	Robert E. Knowling, Jr.	Wilbur J. Prezzano

Laura G. Thatcher	Richard F. Wallman	Christopher Wright

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Thursday, June 8, 2017, at 8:30 a.m. local time

Place	Renaissance Cincinnati Downtown Hotel

36 East Fourth Street,

Cincinnati, Ohio 45202

Agenda	•	Proposal 1: To elect nine directors for a one-year term.

•	Proposal 2: To consider, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers.

•	Proposal 3: To select, on a non-binding advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers.

•	Proposal 4: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

We will also transact any other business properly brought before the Annual Meeting.

Record Date	Only shareholders of record at the close of business on April 13, 2017 will be entitled to vote at the Annual Meeting or any postponed or adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of our common stock since that date.

Voting Recommendations	The Company recommends that you vote:

•	“FOR” all of the director nominees

•	“FOR” the approval of the compensation of our named executive officers

•	“YEARLY” as the frequency of the shareholder vote on the compensation of our named executive officers

•	“FOR” the appointment of PricewaterhouseCoopers LLP

Proxy Voting	Your vote is important regardless of the number of shares of stock you own. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by Internet, telephone, or mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card.

April 28, 2017	By Order of the Board of Directors

John K. Stipancich Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held On June 8, 2017.

This Proxy Statement and the Roper Technologies, Inc. 2016 Annual Report

to Shareholders are available at: www.proxyvote.com

EXECUTIVE COMPENSATION	33
2016 Summary Compensation Table	33
2016 Grants of Plan-Based Awards	34
2016 Outstanding Equity Awards at Fiscal Year End	35
2016 Option Exercises and Stock Vested	36
2016 Non-Qualified Deferred Compensation	37
Potential Payments upon Termination or Change in Control	37
Summary of Termination Payments and Benefits	38

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	40

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	40

AUDIT COMMITTEE REPORT	41

INDEPENDENT PUBLIC ACCOUNTANTS FEES	42

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017	43

ANNUAL MEETING AND VOTING INFORMATION	44

INFORMATION REGARDING THE 2018 ANNUAL MEETING OF SHAREHOLDERS	48

OTHER MATTERS	49

APPENDIX A—RECONCILIATIONS	50

PROXY STATEMENT SUMMARY

This summary highlights information about Roper Technologies, Inc. (the “Company”, “we”, “us” or “our”) and the upcoming 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”). It does not contain all of the information you should consider. We recommend reading the complete proxy statement (the “Proxy Statement”) and our 2016 Annual Report to Shareholders (the “2016 Annual Report”), which includes our Annual Report on Form 10-K, before voting. The Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about May 8, 2017.

2017 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: June 8, 2017 8:30 a.m. local time	Record Date: April 13, 2017	Place: Renaissance Cincinnati Downtown Hotel 36 East Fourth Street, Cincinnati, Ohio 45202

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required
1:	Election of nine directors for a one-year term	FOR EACH NOMINEE	Majority of votes cast
2:	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of votes
3:	Advisory vote on the frequency of the shareholder vote on the compensation of our named executive officers	YEARLY	Plurality of votes
4:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	FOR	Majority of votes

Roper Technologies, Inc. 2017 Proxy Statement	i

PROXY STATEMENT SUMMARY (CONTINUED)

2017 DIRECTOR NOMINEES

Shareholders are electing all nine director nominees who will serve for a one-year term expiring at the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”).

				Committees
Name	Position	Director Since	Independent	Audit	Compensation	Nominating and Governance	Executive
Amy Woods Brinkley	Founder, AWB Consulting, LLC	2015	X	X
John F. Fort III	Former CEO of Tyco International Ltd.	1995	X	X		X
Brian D. Jellison	President and CEO of our Company	2001					Chair
Robert D. Johnson	Former CEO, Dubai Aerospace Enterprise Ltd.	2005	X		X
Robert E. Knowling, Jr.	Chairman, Eagles Landing Partners	2008	X		Chair		X
Wilbur J. Prezzano	Former Vice-Chairman, Eastman Kodak Company	1997	X		X	X
Laura G. Thatcher	Former Head of Executive Compensation Practice, Alston & Bird LLP	2015	X	X		X
Richard F. Wallman	Former CFO and SVP, Honeywell International Inc.	2007	X			Chair	X
Christopher Wright	Chairman, EMAlternatives LLC	1991	X	Chair			X

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. Our practices and policies include the following:

Proxy Access: In March 2016, we amended our By-laws to implement proxy access for eligible shareholders. Our proxy access provision permits a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in the By-laws.

Shareholder Outreach: We regularly engage our shareholders for feedback. In connection with our adoption of proxy access, we reached out to shareholders representing over 50% of our outstanding common stock to understand their views.

One-Year Terms for Directors: All of our directors serve one-year terms.

Independent Directors: Eight of our nine current directors are independent, as is each member of the Audit, Compensation, and Nominating and Governance Committees.

ii	Roper Technologies, Inc. 2017 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

Lead Independent Director: We have a Lead Independent Director.

Majority Voting Standards for Uncontested Director Elections: We require the resignation of incumbent directors who fail to obtain a majority vote in uncontested elections.

Anti-Hedging and Anti-Pledging Policy: We have both anti-hedging and anti-pledging policies.

BUSINESS HIGHLIGHTS

We achieved another year of record results in 2016:

•	Our compound annual shareholder return over the past decade has been 14.5% and, over the last five years, 16.8%.

•	GAAP Revenue increased 6% to $3.79 billion in 2016.

•	GAAP Gross margin rose 110 basis points to 61.5%.

•	Adjusted EBITDA increased 6% to $1.31 billion.(1)

•	Adjusted Operating Cash Flow increased 8% to $1.0 billion (GAAP operating cash flow increased 4% to $964 million).(1)

•	We deployed a record $3.7 billion in acquisitions during 2016.

•	Our annual dividend increased by 17%, increasing for the 24th consecutive year.

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations.”

COMPENSATION HIGHLIGHTS

The creation of shareholder value is the foundation and driver of our executive compensation program. Aspects of our program that closely align the compensation of our executive officers with the long-term interests of our shareholders include the following:

Pay for Performance: Compensation of our executive officers is almost completely tied to pre-set, objective performance criteria and long-term shareholder value creation; in 2016, 96% of our CEO’s compensation was subject to performance risk and tied to long-term results and our stock price, and for our other executive officers, on average, approximately 86% of their compensation was performance-based.

Double Trigger Vesting: “Double trigger” vesting of equity awards if a change in control occurs; no excise tax gross-ups for change-in-control payments.

Stock Ownership Guidelines: Substantial share ownership and retention guidelines for our executive officers and non-employee directors.

Low Overhang and Dilution: Overhang and dilution from equity incentives at Roper are very low relative to our peers.

Clawback Policy: We have a clawback policy to recoup erroneously paid compensation.

Dividends Only on Shares Earned: Dividends on restricted shares are paid only if the shares are earned.

Annual Bonus Caps: We have caps on annual bonuses to avoid an excessive short-term focus and potentially adverse risk-taking.

No Repricing: Repricing of stock options is prohibited.

Limited Benefits: No defined pension benefit plan, few perquisites, and limited severance agreements.

Roper Technologies, Inc. 2017 Proxy Statement	iii

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors of the Company (the “Board or Directors” or the “Board”) will consist of a number of members to be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors is currently comprised of nine directors who are elected on an annual basis.

Our Board unanimously recommended each incumbent director for election at the 2017 Annual Meeting. If re-elected, the director nominees will serve until the 2018 Annual Meeting and until their successors have been duly elected and qualified. Certain information about our director nominees is set forth under “Board of Directors.” This information includes the business experience, qualifications, attributes and skills that each individual brings to our Board.

If prior to the meeting a director nominee is unable to serve, which the Board of Directors does not anticipate, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board may choose to reduce its size.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the following director nominees:

Name	Age	Director Since	Independent	Occupation
Amy Woods Brinkley	61	2015	Yes	Founder, AWB Consulting, LLC
John F. Fort III	75	1995	Yes	Former CEO of Tyco International Ltd.
Brian D. Jellison	71	2001	No	President and CEO, Roper Technologies, Inc.
Robert D. Johnson	69	2005	Yes	Former CEO, Dubai Aerospace Enterprise Ltd.
Robert E. Knowling, Jr.	61	2008	Yes	Chairman, Eagles Landing Partners
Wilbur J. Prezzano	76	1997	Yes	Former Vice-Chairman, Eastman Kodak Company
Laura G. Thatcher	61	2015	Yes	Former Head of Executive Compensation Practice, Alston & Bird LLP
Richard F. Wallman	66	2007	Yes	Former CFO and SVP, Honeywell International Inc.
Christopher Wright	59	1991	Yes	Chairman, EMAlternatives LLC

Roper Technologies, Inc. 2017 Proxy Statement	1

BOARD OF DIRECTORS

Nominee Information

for terms expiring at the 2018 Annual Meeting

Amy Woods Brinkley Director since 2015 Independent Age: 61 Committees: Audit

Professional Experience

Ms. Brinkley is the founder, owner and manager of AWB Consulting, LLC, which provides executive advising and risk management consulting services. Ms. Brinkley retired from Bank of America Corporation in 2009 after more than 30 years with the company. Ms. Brinkley served as its Chief Risk Officer from 2002 to 2009. Prior to 2002, she served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and eCommerce businesses. During her employment at Bank of America Corporation, Ms. Brinkley also held the positions of Executive Vice President and Chief Marketing Officer overseeing the company’s Olympic sponsorship and its national rebranding and name change.

Other Boards and Appointments

Ms. Brinkley is currently a director of TD Bank Group, Carter’s, Inc. and TD Group US Holdings, LLC. She also serves as a trustee for the Princeton Theological Seminary and on the board of commissioners for the Carolinas Healthcare System.

Director Qualifications

Ms. Brinkley’s background offers the Board vast experience in risk management and a broad-based knowledge of banking, financial services, and brand marketing.

John F. Fort III Director since 1995 Independent Age: 75 Committees: Audit Nominating and Governance

Professional Experience

Mr. Fort has been self-employed since 1993. Mr. Fort served as Chairman and Chief Executive Officer of Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as Interim CEO of Tyco from June to September 2002 and as an advisor to Tyco’s Board of Directors from March 2003 to March 2004.

Director Qualifications

Mr. Fort’s leadership experience as the CEO of a diversified industrial company and his in-depth knowledge of our Company gives our Board perspective on important issues, including business strategy and acquisitions.

2	Roper Technologies, Inc. 2017 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Brian D. Jellison Chairman since 2003 Director, President and Chief Executive Officer since 2001 Age: 71 Committees: Executive (Chair)

Professional Experience

Mr. Jellison is our President and CEO. He previously served as Corporate Executive Vice President of Ingersoll-Rand, a global diversified industrial company from January 1998 to July 2001. During his 26-year career with Ingersoll-Rand, Mr. Jellison served in a variety of senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions.

Director Qualifications

Mr. Jellison’s active involvement in Roper’s operations provides our Board with specific knowledge of the business and its challenges and prospects. As the Chairman of the Board, his deep understanding of the organization and its strategic focus has provided key leadership and guidance for our Company’s growth.

Robert D. Johnson Director since 2005 Independent Age: 69 Committees: Compensation

Professional Experience

Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation, from August 2006 to December 2008. Mr. Johnson served as Chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and as its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of President and Chief Executive Officer of AlliedSignal Aerospace. Mr. Johnson has held management positions with AAR Corporation and GE Aircraft Engines.

Other Boards and Appointments

Mr. Johnson currently serves as the Chairman of the Board of Spirit AeroSystems Holdings, Inc., and as a director of Spirit Airlines, Inc. Mr. Johnson previously served as a director of Ariba, Inc. from 2005 to 2012 and Beechcraft Corp during 2013.

Director Qualifications

Mr. Johnson brings valuable knowledge in marketing, sales and production from his diverse career experiences. His management leadership skills and his general business knowledge provide our Board with guidance in compensation and management issues.

Roper Technologies, Inc. 2017 Proxy Statement	3

BOARD OF DIRECTORS (CONTINUED)

Robert E. Knowling, Jr. Director since 2008 Independent Age: 61 Committees: Compensation (Chair) Executive

Professional Experience

Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunication spend management solutions. Mr. Knowling has served as the CEO of the NYC Leadership Academy, SimDesk Technologies, Inc. and Covad Communications Company.

Other Boards and Appointments

Mr. Knowling previously served as a director of Heidrick & Struggles International from 2000 to 2015, The Bartech Group from 2006 to 2015, Aprimo, Inc. from 2008 to 2011, and as Lead Director of Ariba, Inc. from 2000 to 2012.

Director Qualifications

Mr. Knowling brings a unique perspective to our Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills and insight with respect to technology matters. His experience as a director of several other public companies enables him to provide guidance on corporate governance and executive compensation issues.

Wilbur J. Prezzano Director since 1997 Lead Independent Director Age: 76 Committees: Compensation Nominating and Governance

Professional Experience

Mr. Prezzano retired in January 1997 from Eastman Kodak Company, a supplier of imaging material and services, as its board Vice-Chairman and as Chairman and President of its greater China region businesses. During his 32-year career with Eastman Kodak Company, Mr. Prezzano served in various executive capacities and also served as a director from 1992 to 1997.

Other Boards and Appointments

Mr. Prezzano currently serves as a director of TD Bank-US and as a director of TD Ameritrade Holding Corporation. Mr. Prezzano formerly served as a director of TD Bank Financial Group from 2003 to 2016, EnPro Industries, Inc. from 2006 to 2014 and Snyder’s-Lance, Inc., where he served as board Chair from 2000 to 2016.

4	Roper Technologies, Inc. 2017 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Director Qualifications

Mr. Prezzano has a strong background in management and experience in other international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides our Board with a broad-based understanding important to our Company’s growth and operations.

Laura G. Thatcher Director since 2015 Independent Age: 61 Committees: Audit Nominating and Governance

Professional Experience

Ms. Thatcher retired in December 2013 from 33 years of legal practice at Alston & Bird LLP, where she developed and headed the firm’s executive compensation practice for 18 years.

Other Boards and Appointments

Ms. Thatcher served on the Board of Directors of The Atlanta Legal Aid Society, Inc., a non-profit organization addressing the civil legal needs of Atlanta’s lower income, elderly and disabled residents from 2008 to 2014, and was a Past Chair of the Advisory Board of the Certified Equity Professional Institute (CEPI) of Santa Clara University.

Director Qualifications

Ms. Thatcher’s strong legal background in corporate, securities, compensation, mergers and acquisitions, and tax law, and her experience in advising a diverse array of public companies in these areas, offer the Board a broad-based as well as technical perspective in matters of corporate governance, executive compensation, and business acquisitions.

Richard F. Wallman Director since 2007 Independent Age: 66 Committees: Nominating and Governance (Chair) Executive

Professional Experience

Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a diversified industrial technology and manufacturing company, and its predecessor AlliedSignal, from March 1995 to July 2003. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation.

Roper Technologies, Inc. 2017 Proxy Statement	5

BOARD OF DIRECTORS (CONTINUED)

Other Boards and Appointments

Mr. Wallman currently serves as a director of Convergys Corporation, ESH Hospitality, Inc., Extended Stay America, Inc., Wright Medical Group (formerly Tornier N.V.), and Charles River Laboratories International, Inc. On January 31, 2017, Mr. Wallman notified the Board of Directors of ESH Hospitality, Inc., of his intention to resign from the board, effective upon the election of his successor at its next annual meeting of shareholders. Mr. Wallman formerly served as a director of Ariba, Inc., from 2002 to 2012 and Dana Holding Corp. from 2010 to 2013.

Director Qualifications

Mr. Wallman’s extensive leadership and financial background brings to our Board a significant understanding of the financial issues and risks that affect our Company. Mr. Wallman also serves on the boards of other diverse publicly held companies, which gives him a multi-industry perspective and exposure to developments and issues that impact the management and operations of a global business.

Christopher Wright Director since 1991 Independent Age: 59 Committees: Audit (Chair) Executive

Professional Experience

Mr. Wright is the Chairman of EMAlternatives LLC, a Washington, DC based private equity asset management firm focused on emerging markets, and a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz A.G., and as Global Head of Private Equity at Standard Bank Group from 2006 to 2007.

Other Boards and Appointments

Mr. Wright currently serves as a director of Yatra Capital Ltd (EuroNext), Spice Private Equity A.G., and sits on the advisory boards of various investment funds. Mr. Wright is a Foundation Fellow of Corpus Christi College, Oxford.

Director Qualifications

Mr. Wright offers a global perspective to our Board gained from his extensive international, private equity and banking experience. He is able to provide a valuable historical perspective on the development of our Company. He also provides our Board with knowledge of current financial issues and risks affecting international business operations and has experience with investing in the software and healthcare sectors.

6	Roper Technologies, Inc. 2017 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is committed to maintaining high standards of ethical business conduct and sound corporate governance practices and policies. Our Corporate Governance Guidelines reflect our Board of Directors’ commitment to monitoring the effectiveness of the Board and its committees in exercising their responsibilities.

Business Code of Ethics and Standard of Conduct

Our Business Code of Ethics and Standards of Conduct (the “Code of Ethics”) addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); and corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets. The Code of Ethics also encourages the reporting of any illegal or unethical behavior. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver as required by law.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent,” as defined by the listing standards of the New York Stock Exchange (the “NYSE”). As required by these director independence standards, our Board reviewed and analyzed the independence of each director in March 2017 to determine whether any particular relationship or transaction involving any director, or any of that director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and immediate family members and Roper or Roper’s management. As a result of this review, on March 8, 2017, our Board affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent under applicable NYSE and Securities and Exchange Commission (“SEC”) rules for purposes of serving on such committees.

Nominating Process

The Nominating and Governance Committee, acting under its charter, determines the desired skills, ability,

judgment, diversity (including gender and ethnicity as well as background and experience) and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of incumbent directors based on those criteria, which includes, but is not limited to:

•	high personal and professional ethics;

•	integrity and values;

•	knowledge of our business environment;

•	sound judgment and analytical ability;

•	skills and experience in the context of the needs of our Board;

•	breadth of business experience; and

•	whether the candidate meets the applicable independence requirements under the NYSE and SEC rules.

Our Board’s process for identifying and evaluating potential director nominees includes soliciting recommendations from our directors and engaging a third party to assist in identifying potential director nominees when a Board position becomes available. Our Board has no formal policy with respect to diversity, but considers racial and gender diversity when creating the pool of candidates from which it considers possible new director candidates.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. Shareholder nominees submitted pursuant to the requirements set forth in the By-laws will be considered under the same criteria that are applied to other candidates. A shareholder of record who nominates a director candidate must provide a notice along with the additional information and materials required by our By-laws. See “Information Regarding the 2018 Annual Meeting of Shareholders” for additional information regarding nominating director candidates.

Proxy Access

In March 2016, our Board adopted “proxy access” amendments to our By-laws, enabling a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in the By-laws.

Roper Technologies, Inc. 2017 Proxy Statement	7

CORPORATE GOVERNANCE (CONTINUED)

Our Board adopted these amendments following discussions with our shareholders in the second half of 2015 and early 2016. These discussions covered the evolving role of proxy access and the specific requirements of our By-laws, including (among others) our nominating framework referenced above, as well as those relating to the resubmission of nominees in subsequent years, which nominees will count toward the maximum number of proxy access nominees, and the impact of a proxy contest on the use of proxy access.

Our Board reached out to shareholders representing over 50% of our outstanding common stock for these discussions to understand their views. During this outreach, our shareholders (including the proponents of the 2015 shareholder proxy access proposal) expressed support and general flexibility for the proxy access provisions that our Board ultimately adopted.

Review and Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. Although we have not adopted written procedures for reviewing related person transactions, we will review any relationship or transaction in which the Company and our directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. There were no related person transactions during 2016.

Shareholder Communications

Shareholders or other interested parties may send written communications to our Board of Directors or non-management Board members in care of the Secretary to the address set forth below. This process is also set forth on our website at www.ropertech.com. All communications will be kept confidential and promptly forwarded to the appropriate director. Items unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Our Corporate Governance Guidelines, Code of Ethics, Director Independence Standards, and By-laws are available on our website at www.ropertech.com/governance-documents. Requests for copies of these documents or of the full text of the By-law provision regarding director candidate nominations and communications to our Board of Directors or non-management Board members should be addressed to:

Roper Technologies, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Attention: Secretary

8	Roper Technologies, Inc. 2017 Proxy Statement

BOARD COMMITTEES AND MEETINGS

Our Board of Directors held six meetings in 2016. Each of our incumbent directors participated in all of the Board meetings and applicable committee meetings held while such director was a member. Our Board has not implemented a formal policy regarding director attendance at the Annual Meeting, but encourages all directors to attend in person. All of our directors attended the 2016 Annual Meeting of Shareholders either in person or telephonically.

Board Leadership Structure

Mr. Jellison has served as our Company’s Chairman of the Board since 2003 and as its President and CEO since 2001. Mr. Jellison’s in-depth knowledge of our Company allows him to effectively identify strategic priorities, lead Board discussions, and execute our Company’s strategy and business plans. Our Board believes Mr. Jellison’s combined role is in the best interest of our Company and promotes decisive leadership, clear accountability, and enhanced communication internally and externally.

In light of the combined roles, the independent directors select a Lead Independent Director, whose primary responsibilities include initiating and chairing meetings of the independent directors at each Board meeting, soliciting input from independent directors on issues and areas of focus, and providing feedback to the CEO. Pursuant to our Corporate Governance Guidelines, the Lead Independent Director serves for a term not less than one year. The non-management directors appointed Wilbur J. Prezzano, effective January 1, 2015, to serve as the Lead Independent Director.

Effective Board Processes

As a result of our Board structure and processes, our directors are actively involved in overseeing the strategy, business and affairs of our Company, including its transformation to a diversified technology company. Our Board meetings typically extend over several days, with directors monitoring the existing portfolio of businesses and analyzing and carefully examining with management the different ways Roper can invest for future growth, both internally and through acquisitions. Between scheduled Board meetings, our directors continue their discussions with management and each other, enabling our Company to draw from their experiences and expertise. Our directors are involved in our corporate strategy and must keep abreast of the issues encountered by our diverse global business operations.

The Board, including its Nominating and Governance Committee, has an effective Board recruitment and evaluation process that contributes to bringing together a group of directors who complement each other and collectively provide oversight of management in ways that include challenging and discussing different perspectives.

Executive Succession Planning

Our Board recognizes the importance of effective leadership to our Company’s success and is actively engaged and involved, on an annual basis, in succession planning on both a long- and short-term basis. Our Company’s operating unit executives, who have responsibility for their respective businesses, but no “enterprise-wide” responsibilities, provide a broad and deep talent resource that is key to our executive succession planning.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at our Company, which it generally carries out through Board committees. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to our Company’s outside counsel or any other outside advisor when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board regularly apprised of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, information technology security, currency exchange and market conditions, through review and discussion with management, and monitors our Company’s risk management practices. It meets regularly with our independent auditors and our Vice President and Chief Compliance Officer and our Director of Internal Audit, both of whom report directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own independent compensation consultant and meets periodically with management to discuss current issues.

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices and policies with applicable requirements and evolving developments.

Roper Technologies, Inc. 2017 Proxy Statement	9

BOARD COMMITTEES AND MEETINGS (CONTINUED)

Board Committees

Our Board has four standing committees: Audit, Compensation, Nominating and Governance, and Executive. All four committees operate under written charters, copies of which can be viewed on Roper’s website (www.ropertech.com/governance-documents) or obtained upon request from the Secretary. Each committee reviews its charter annually and reports its activities to the full Board on a regular basis.

Set forth below are the current committee memberships.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Amy Woods Brinkley	X
John F. Fort III	X		X
Brian D. Jellison				Chair
Robert D. Johnson		X
Robert E. Knowling, Jr.		Chair		X
Wilbur J. Prezzano		X	X
Laura G. Thatcher	X		X
Richard F. Wallman			Chair	X
Christopher Wright	Chair			X

Audit Committee: 10 Meetings Held in 2016

The Audit Committee assists our Board in its oversight of the quality and integrity of our financial statements, our structure for compliance with legal and regulatory requirements, and the performance of our internal audit functions. The Board has determined that based on their extensive background and expertise, Messrs. Fort and Wright each meet the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the heightened independence standards under NYSE and SEC rules applicable to audit committees and satisfy the NYSE standard of financial literacy, having accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•	appoint, compensate, retain and oversee the independent registered public accounting firm engaged by us; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•	review the appointment and replacement of the head of our internal audit department, who provides the Audit Committee with significant reports to management and management’s responses thereto;

•	consider any reports or communications submitted by the independent auditors relating to our financial statements, policies, processes or determinations;

•

meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of our internal controls, analyses regarding significant financial reporting

10	Roper Technologies, Inc. 2017 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

issues and judgments made in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives;

•	review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

establish procedures for the receipt, investigation and resolution of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	prepare reports and disclosures required to be included in this Proxy Statement, including the “Audit Committee Report” below.

Compensation Committee: 6 Meetings Held in 2016

The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent members of the Board (as directed by the Board), annual salary levels and incentive compensation awards for our executive officers. The Board has determined that all Compensation Committee members meet the heightened independence standards under NYSE and SEC rules applicable to compensation committees. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Compensation Committee and has the authority to retain its own compensation consultants. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

annually review and approve corporate goals and objectives relevant to our CEO’s compensation and based on that evaluation, determine and approve our CEO’s compensation, including salary, bonus, incentive and equity compensation;

•	annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for our executive officers;

•	grant awards and otherwise make determinations under our equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•

determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	periodically review and make recommendations to the Board concerning our equity, incentive, retirement, and deferred compensation plans;

•	review risks associated with compensation and assess those reasonably likely to have a material adverse effect on the Company;

•	periodically review and determine the form and amounts of director compensation; and

•	review and discuss with management the Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in our annual Proxy Statement.

Nominating and Governance Committee:

5 Meetings Held in 2016

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors, determining the size and composition of our Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of directors on a periodic basis and evaluating the overall effectiveness of our Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•

evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, and diversity (including gender and ethnicity as well as background and experience) as well as our Board’s needs;

•	recommend qualified individuals for Board membership, including individuals suggested by directors and/or shareholders;

Roper Technologies, Inc. 2017 Proxy Statement	11

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•	periodically review the size and responsibilities of our Board and its committees and recommend changes to our Board;

•	annually review and recommend committee slates and additional committee members to our Board as needed;

•	develop and recommend to our Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to our Board;
•	annually review and approve our CEO’s management succession plan to ensure continuity of management; and

•	develop and recommend to our Board an annual self-evaluation process for our Board and its committees, and administer and oversee the evaluation process.

Executive Committee: No Meeting Held in 2016

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

12	Roper Technologies, Inc. 2017 Proxy Statement

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by our Director Compensation Plan, which is a sub-plan of our 2016 Incentive Plan. The Director Compensation Plan provides for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the first business day after our Annual Meeting of Shareholders. Unless the non-employee director has made a timely deferral election as provided in the Director Compensation Plan, each RSU represents the right to receive one share of our common stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of our common stock. RSUs do not have voting rights. One half of the RSUs granted vest six months after the grant date and the remaining RSUs vest the day before the next Annual Meeting. During 2016, each non-employee director received a grant of 4,000 RSUs on May 31, 2016.

Under our Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for Board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year.

Annual Cash Retainer
Cash Retainer	$42,500
Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000
Board Meeting Compensation(1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000
Committee Meeting Compensation(2)
In-Person Attendance	$1,000
Telephonic Attendance	$500
(1)	An extended Board meeting over multiple days is treated as a single Board meeting for payment purposes.

(2)	Directors attending a Board and a committee meeting on the same day will only receive a fee for the Board meeting.

We also reimburse our directors for reasonable travel expenses incurred in connection with attendance at Board, committee and shareholder meetings and other Company business.

Mr. Jellison is an employee of our Company and did not receive any compensation for his service as a director. His compensation is set forth in the “Executive Compensation” section below.

Roper Technologies, Inc. 2017 Proxy Statement	13

DIRECTOR COMPENSATION (CONTINUED)

The table below shows the compensation of our non-employee directors for 2016.

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
Amy Woods Brinkley	59,000	684,320	-	743,320
John F. Fort III	61,000	684,320	-	745,320
Robert D. Johnson	57,000	684,320	-	741,320
Robert E. Knowling, Jr	62,000	684,320	-	746,320
Wilbur J. Prezzano	59,000	684,320	-	743,320
Laura G. Thatcher	58,000	684,320	-	742,320
Richard F. Wallman	60,500	684,320	-	744,820
Christopher Wright	66,000	684,320	-	750,320
(1)

The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2016, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).

(2)	As of December 31, 2016, each non-employee director had 2,000 unvested RSUs outstanding with the exception of Messrs. Knowling and Prezzano who each had 4,000 unvested RSUs outstanding.

(3)	There were no stock option awards outstanding at December 31, 2016 for our non-employee directors.

Our shareholder ownership and retention guidelines for non-employee directors require them to own 4,000 shares of our common stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under our Director Compensation Plan. All of our current directors are in compliance with the ownership and retention guidelines. The ownership requirement equated to approximately 17 times the annual cash retainer for directors, based on the closing market price of our common stock on December 30, 2016 of $183.08 per share.

14	Roper Technologies, Inc. 2017 Proxy Statement

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our named executive officers as of December 31, 2016. The named executive officers are elected by the Board of Directors and serve at its discretion. Mr. Liner, our former Vice President, General Counsel and Secretary, retired from his former position with the Company on June 23, 2016.

Brian D. Jellison	Professional Experience
President and CEO since 2001 Director since 2001	Mr. Jellison’s professional experience is discussed under “Board of Directors” above.
Chairman since 2003 Age: 71
John Humphrey	Professional Experience
Executive Vice President since 2011 Chief Financial Officer since 2006 Vice President from 2006 to 2011 Age: 51	Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer of Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal. Mr. Humphrey’s earlier career included 6 years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions.
Paul J. Soni	Professional Experience
Vice President since 2006 Controller since 2002 Age: 58	Prior to joining Roper, Mr. Soni served four years as Corporate Controller of Oxford Industries, Inc., a clothing company, and four years as Controller of the International Division of Savannah Foods & Industries, Inc., a producer, marketer, and distributor of food products, with responsibilities in the U.S. and Latin America. Mr. Soni’s earlier career included eight years with Price Waterhouse LLP, a professional services firm, in the U.S. and Europe, performing audit and transaction support services.
John K. Stipancich	Professional Experience
Vice President since 2016 General Counsel since 2016 Secretary since 2016 Age: 48	Prior to joining Roper, Mr. Stipancich served as Executive Vice President and Chief Financial Officer of Newell Brands Inc., a consumer products company, where he has also served as General Counsel and Corporate Secretary, and Executive Leader of its operations in the Europe, Middle East and Africa region. Prior to his twelve years at Newell Brands, Mr. Stipancich served as Executive Vice President, General Counsel and Corporate Secretary for Evenflo Company and Assistant General Counsel for Borden, both KKR portfolio companies at the time. He started his legal career in the Cleveland office of the international law firm Squire Patton Boggs.
David B. Liner	Professional Experience
Former Vice President Former General Counsel Former Secretary Age: 61	Prior to joining Roper, Mr. Liner served four years in the corporate finance group of the law firm of Dykema Gossett, PLLC, heading up both the firm’s automotive industry and China teams, and four years as Vice President and General Counsel of MascoTech, Inc., a diversified industrial products company primarily serving the global transportation industry. Mr. Liner’s earlier career included 17 years as a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets.

Roper Technologies, Inc. 2017 Proxy Statement	15

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with SEC rules. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of common stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of March 31, 2017 by (i) each of our director nominees, (ii) each named executive officer in the “2016 Summary Compensation Table,” (iii) all of our current directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper common stock. Except as noted below, the address of each person in the table is c/o Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	14,226,654	(3)	13.7%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	10,152,290	(4)	9.8%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	8,499,941	(5)	8.2%
Amy Woods Brinkley	6,000		*	*
John F. Fort III	18,953	(6)	*	*
Brian D. Jellison	1,857,098		1.8%
Robert D. Johnson	6,900		*	*
Robert E. Knowling, Jr.	10,038		*	*
Wilbur J. Prezzano	16,000		*	*
Laura G. Thatcher	6,000		*	*
Richard F. Wallman	41,965		*	*
Christopher Wright	61,904		*	*
John Humphrey	255,063		*	*
Paul J. Soni	126,872	(7)	*	*
John K. Stipancich	12,000		*	*
David B. Liner	152,184		*	*
All current directors and executive officers as a group (13 individuals)	2,570,977		2.5%
**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 31, 2017 upon exercise of stock options issued under Company plans as follows: Mr. Jellison (440,000), Mr. Humphrey (165,000), Mr. Liner (90,000), Mr. Soni (66,000) and all 13 current directors and executive officers as a group (761,000). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following shares of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Jellison (375,000), Mr. Humphrey (45,000), Mr. Soni (15,000), Mr. Stipancich (12,000), and Mr. Liner (9,000). The total for all current executive officers and directors as a group is 456,000.

(3)

Based on information reported on Schedule 13G/A filed with the SEC on February 7, 2017, as of December 31, 2016, T. Rowe Price Associates, Inc. beneficially owned 14,226,654 shares of Roper common stock with sole voting power over 4,297,132 shares and sole dispositive power over all of the shares.

(4)

Based on information reported on Schedule 13G/A filed with the SEC on February 10, 2017, as of January 31, 2017, The Vanguard Group (“Vanguard”) beneficially owned 10,152,290 shares of Roper common stock with sole voting power over 160,153 shares, shared voting power over 17,729 shares, sole dispositive power over 9,976,345 shares and shared dispositive power over 175,945 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 130,116 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 75,866 shares.

16	Roper Technologies, Inc. 2017 Proxy Statement

BENEFICIAL OWNERSHIP (CONTINUED)

(5)

Based on information reported on Schedule 13G/A filed with the SEC on January 25, 2017, as of December 31, 2016, BlackRock, Inc. (and certain of its subsidiaries) beneficially owned 8,499,941 shares of Roper common stock with sole voting power over 7,348,139 shares, shared voting power over 6,144 shares, sole dispositive power over 8,493,797 shares and shared dispositive power over 6,144 shares.

(6)	Includes 250 shares held by a trust of which Mr. Fort is a trustee.

(7)

Mr. Soni and his spouse each participate in a 401(k) plan with a unitized stock fund that consists of cash and common stock in amounts that vary from time to time. Based on a conversion factor representing the units in the fund as of March 31, 2017, the shares in the table include 2,808 shares in Mr. Soni’s account and 950 shares in his spouse’s account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Roper’s directors, officers and persons who own more than 10% of Roper common stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish Roper with copies of all Section 16(a) forms they file.

We believe that during 2016 all of our directors and executive officers complied with all Section 16(a) filing requirements, with the exception of one late Form 4 filed April 28, 2016 due to an administrative oversight in reporting a sale of 10 shares for Ms. Woods Brinkley. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

Roper Technologies, Inc. 2017 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our CEO and other executive officers included in the Summary Compensation Table and referred to in this CD&A as “named executive officers”. The CD&A places in perspective the information set forth in the “Executive Compensation” section that follows in this Proxy Statement.

CREATING SHAREHOLDER VALUE

The creation of shareholder value is the foundation and driver of our executive compensation program. The compensation of our named executive officers is closely aligned with the long-term interests of our shareholders.

Superior Returns for Roper Shareholders

Roper is proud of its long track record of superior returns for its shareholders. Roper has outperformed the S&P 500 over nearly every measurement period including 2, 3, 5 and 10 years. Due to timing and Roper’s significant outperformance in calendar year 2015 (Roper total shareholder return (TSR) of 22.1% vs. 1.4% for the S&P 500), 2016 calendar year performance was temporarily below Roper’s historical standard. However, in the first quarter of 2017, Roper once again significantly outperformed the S&P 500. Measurement periods using December and March end dates are included below for reference.

Compound Annual Shareholder Return

Period	End Dec 31, 2016		End Mar 31, 2017
	Roper	S&P 500	Roper	S&P 500
Q1 2017	NA	NA	13.0%	6.1%
1-Year	-2.9%	12.0%	13.8%	17.2%
2-Years	8.9%	6.5%	10.3%	9.2%
3-Years	10.4%	8.9%	16.4%	10.4%
5-Years	16.8%	14.7%	16.5%	13.3%
10-Years	14.5%	6.9%	14.9%	7.5%

As outlined in the graph below, $100 invested in Roper at the end of 2001 would have yielded an investor $920 as of March 31, 2017, compared to only $280 for the same investment in the S&P 500.

18	Roper Technologies, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Record 2016 Performance Highlights Transformative Year for Roper

2016 was a transformative year for Roper in which we achieved record financial results despite continued weakness in oil & gas end markets. We grew revenue, expanded margins, and continued to compound cash flow. We deployed a record $3.7 billion in software acquisitions consistent with our strategy of disciplined capital deployment to enhance our ability to generate and compound future free cash flow.

•	GAAP Revenue increased 6% to $3.79 billion

•	GAAP Gross margin rose 110 basis points to 61.5%

•	Adjusted EBITDA(1) increased 6% to $1.31 billion and adjusted EBITDA margin was 34.6%

•	Adjusted Operating Cash Flow(1) increased 8%, reaching a new milestone of $1.0 billion (GAAP Operating Cash Flow increased 4% to $964 million)
•	Annual dividend increased by 17%, increasing for the 24th consecutive year

•	Deployed a record $3.7 billion of capital in acquisitions; with $5.5 billion total capital deployed over the last two years

(1)	Please see Appendix A—Reconciliations for reconciliation from GAAP to adjusted results.

Simple Strategy Drives Value Creation

Roper has a simple and successful business model that we believe is unique among application software and multi-industry diversified companies. We operate high-margin, high cash-generating, asset-light businesses across a wide range of diverse end-markets. Our high-performing businesses generate excess free cash flow that our executive team deploys to acquire more high-performing businesses. This creates a “compounding effect” on cash flow that drives long-term value creation. Our free cash flow has increased from $227 million in 2006 to $961 million in 2016, a compound annual growth rate of 16%, driven by this combination of outstanding business performance and value-creating capital deployment.

Roper Annual Free Cash Flow (millions)

Note: Free Cash Flow = Cash from Operations less Capital Expenditures less Capitalized Software Expenditures

(1) Adjusted for taxes on Abel divestiture, see Appendix A for reconciliation from GAAP to adjusted results.

Roper Compared to S&P 500 Cumulative Total Shareholder Return

[$1oo Invested at end of 2001]

Roper Technologies, Inc. 2017 Proxy Statement	19

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Market Capitalization Growth

Roper’s market capitalization increased by more than $16 billion since January 2010, and over $5 billion since January 2015.

Key Metric: Cash Return on Investment

Cash return on investment (“CRI”) is a key operating metric Roper uses to measure the performance and value of its operating businesses and potential acquisitions, and to focus our business leaders and corporate executive leadership on cash flow growth and disciplined investment.

•	CRI is highly correlated to value creation and we believe our strategy of improving CRI has been a key driver to our long-term performance.

•	Our CRI discipline, as applied throughout the organization, allows us to focus our investment on areas that will increase shareholder value, drive cash flow growth, and minimize physical assets.

•

Through a combination of internal improvements and disciplined capital deployment, Roper has increased CRI dramatically over the past 15 years, a key driver of our strong shareholder returns over the period.

Roper Market Capitalization

20	Roper Technologies, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Acquisition-Focused Capital Deployment

We deploy most of our free cash flow in acquisitions to generate long-term growth and create long-term shareholder value. Unlike most other large corporations, we do not have a separate corporate development or merger-and-acquisition team; our CEO, Chief Financial Officer, and other top executives are responsible for the disciplined deployment of capital through acquisitions.

OVERVIEW OF OUR COMPENSATION PROGRAM

Consideration of Say-on-Pay Vote

Since Say-on-Pay started in 2011, Roper has received 91% support, on average, for its executive compensation program. At the 2016 Annual Meeting of Shareholders, 96% of the votes cast were in favor of the advisory Say-on-Pay vote to approve executive compensation, high by peer and general industry standards, and consistent with 97% support in 2015. The Compensation Committee believes the Say-on-Pay vote reflects the strong support of shareholders for our long-standing pay-for-performance philosophy and approach of integrating executive compensation with our value creation model as well as for recent changes to our executive compensation program.

Taking into consideration input from shareholders, the Say-on-Pay vote, external developments, and internal considerations, Roper has made many changes over the past several years to its executive compensation program to ensure it is closely aligned with the long-term interests of our shareholders:

•	CEO’s annual cash bonus was replaced with a multi-year long-term cash incentive award.

•	Dividends on restricted shares are not paid until the shares are earned, and are forfeited if not earned.

•	All equity awards are performance-based with vesting of 100% of restricted shares contingent upon meeting multi-year EBITDA and operating cash flow margin performance requirements.

•	A three-year cumulative performance goal must be met for full vesting of restricted shares (versus a one-year goal for each year previously).

•	Annual vesting of equity awards (one-third per year over three years) was eliminated.

•	Effective for 2017, CEO equity awards may vest only at the end of a three-year performance period.

•	Equity awards for other named executive officers may vest 50% after year 2 and 50% after year 3.

•

EBITDA performance standards for full vesting of restricted shares were increased in 2016 to $3.45 billion and for 2017 to $4.0 billion, with the operating cash flow performance standard for 2016 increased to 21% of revenue.

•

For 2017, the operating cash flow measure as a percentage of revenue was changed from an internal goal to results relative to an external benchmark with 50th percentile performance required for any portion of the restricted shares to vest and 75th percentile performance required for full vesting.

•

96% of our CEO’s compensation is subject to performance risk and tied to long-term financial results and stock price, with all incentive compensation tied to achievement of pre-set performance objectives over three to five years, and none tied solely to a single annual measurement period.

•	The Medical Reimbursement Plan for named executive officers was eliminated.

•	Salaries have remained the same for three years (2014-2016) except where responsibilities have increased.

•	Annual cash bonuses paid out at 44% of target for 2016, down from approximately 52% of target in 2015.

•

In light of the transformation of our business portfolio, Standard & Poor’s changed out our Global Industry Classification System (GICS) in 2014 and we anticipate we will request another change to a more appropriate GICS to reflect our significant growth in software.

Roper Technologies, Inc. 2017 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Checklist of Compensation Practices

Consistent with shareholder interests and market best practices, positive features of our executive compensation program include the following:

WHAT WE DO
•	Virtually all compensation for named executive officers is tied to performance.
•	Performance vesting requirements apply to 100% of restricted stock awards.
•	CEO’s cash bonus based on five-year results to reinforce a long-term planning horizon.
•	Cash bonuses are capped and performance-based restricted stock awards limited to 100% of target (risk mitigation features).
•	Robust share ownership and retention guidelines, much higher than typical practice.
•	“Clawback” policy to recoup erroneously paid compensation.
•	Risk assessment review as part of risk mitigation process.
•	Independent compensation consultant retained by the Compensation Committee.
•	Limited perquisites and other benefits.

WHAT WE DON’T DO
•	No re-pricing of underwater stock options or cash buy-outs.
•	No granting of stock options with an exercise price less than fair market value at grant.
•	No payment of dividends on performance-based restricted stock awards until earned.
•	No defined-benefit pension plan or SERPs for named executive officers (only 401(k) plan on the same terms as other eligible employees and voluntary deferral of cash compensation).
•	No “single trigger” equity vesting upon change-in-control.
•	Severance pay is very limited, as is the use of employment agreements.
•	No hedging or pledging of Company stock is permitted.
•	No excise tax gross-ups on change-in-control payments.

Objectives of our Compensation Program

Our compensation program for named executive officers reflects our business needs and challenges in creating shareholder value and is designed to:

•	Drive performance for the benefit of shareholders.

•	Emphasize equity compensation to align named executive officers’ financial interests with those of shareholders.

•

Provide compensation levels competitive with publicly traded companies and private equity firms enabling us to recruit and retain seasoned leadership capable of effectively deploying capital, while driving and managing a diversified technology company.

•	Maintain flexibility to adjust to changing business needs in a fast-paced business environment.

•	Simplify compensation design to promote transparency and facilitate ease of administration and communication.

•	Solicit and consider the views of our shareholders.

•	Adhere to the highest legal, governance, and ethical standards.

22	Roper Technologies, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ELEMENTS OF COMPENSATION

Our executive compensation program consists of several elements, each with an objective that fits into our overall program to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the biggest and most important form of pay for our named executive officers as it achieves many of our key compensation objectives:

•	Tie pay to performance by linking compensation to shareholder value creation and achievement of pre-determined and objective performance criteria.

•	Align named executive officers’ interests with those of shareholders while reinforcing a long-term planning horizon.

•

Attract named executive officers, particularly those interested in building long-term value for shareholders, as equity compensation is the key element of competitive pay packages for named executive officers.

•	Retain named executive officers and reward continued service by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

We use two types of equity awards:

Stock Options

•

The exercise price of stock options is set at the market closing price of our stock on the date of grant which provides an incentive to grow shareholder value and requires continued service over multiple years to realize any gains.

Performance-Based Restricted Stock

•	In addition to continued service, the vesting of restricted shares is 100% contingent on the

Company attaining specific, pre-determined and objective performance goals, as certified by the Compensation Committee. Dividends are withheld and paid only to the extent the shares are actually earned by performance. Performance-based restricted stock is intended to encourage the retention of named executive officers, provide a continuing incentive to increase shareholder value, and further align named executive officers’ interests with shareholder interests.

We use two types of cash payments:

Cash Incentives

Cash incentives support the achievement of our business strategies by tying a portion of compensation to the achievement of established financial objectives and assist in attracting named executive officers due to their market prevalence. Cash incentives are capped to avoid an excessive short-term focus and potentially adverse risk-taking. Cash incentives for named executive officers are tied to annual performance, except for our CEO whose annual incentive was changed to a long-term incentive covering five years to reinforce the importance of sustained performance.

Base Salary

Base salary is fixed cash compensation that reflects level and scope of responsibility, experience and skills, and market practices. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibility. Salary adjustments are usually effective as of January 1.

Roper Technologies, Inc. 2017 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Other Pay Elements

As Roper has largely avoided perquisites, supplemental pensions, and other compensation not tied to performance, the other items summarized below represent only a small portion of named executive officers’ total compensation.

Retirement Benefits

•

Named executive officers may participate under the same terms as other eligible employees in a 401(k) plan that provides matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code.

•

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, under which named executive officers may elect to defer cash compensation. This plan is intended to provide deferred compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—2016 Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

Perquisites and other non-cash benefits offered to named executive officers are limited to the following:

•	An automobile allowance and club membership when they have a business purpose.

•	Reimbursement for financial planning expenses.

Severance and Change in Control Provisions

We have an employment agreement only with Mr. Jellison and letter agreements only with Messrs.

Humphrey, Stipancich and Liner. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change in control. For a description of these agreements and payments under various termination scenarios, see the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below.

Double Trigger Equity Vesting

In regard to equity awards, we use a “double trigger” approach to vesting upon a change in control, rather than providing for vesting solely upon a change in control (“single trigger”), because we believe it provides adequate protection and reduces potential costs for a possible acquirer of the Company. See the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below for additional detail.

No Tax Gross-Ups

A named executive officer may be subject to excise taxes on benefits received in relation to a change in control of the Company. We do not provide excise-tax gross-ups to named executive officers to place the named executive officer in the same tax position as if the excise tax did not apply.

24	Roper Technologies, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Mix of Total Compensation

Compensation for our named executive officers encourages a long-term focus and closely aligns with shareholder interests.

•	For 2016, 96% of CEO, and 86% of other named executive officers, total direct compensation at target was at risk and tied to stock price and multi-year performance objectives

2016 Total Direct Compensation Mix

COMPENSATION PROCESS

Compensation Committee Oversight

The Compensation Committee oversees our executive compensation programs to appropriately compensate named executive officers, motivate named executive officers to achieve our business objectives, and align our named executive officers’ interests with the long-term interests of our shareholders. The committee reviews each element of compensation for each named executive officer and determines any adjustments to compensation structure and levels in light of various considerations including:

•	The scope of the named executive officer’s responsibilities, performance and experience as well as competitive compensation levels.

•	Our financial results against prior periods.

•	The structure of our compensation programs relative to sound risk management, as discussed with management.

•	The results of the advisory shareholder vote on the compensation of our named executive officers and input from shareholders.

•	Competitive pressures from private equity and capital deployment companies, as well as market practices and external developments generally.

The Compensation Committee has maintained a simple program that drives long-term performance and superior value creation for shareholders and believes it has enabled Roper to attract, retain, and motivate an outstanding leadership team.

96% Performance Based Salary 4% Annual Incentive 10% Chief Executive Officer Performance-Based Restricted Stock 86%

86% Performance Based Salary 14% Annual Incentive 7% Stock Options 17% Other Executive Officers Performance-Based Restricted Stock 63%

Roper Technologies, Inc. 2017 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Consulting Assistance

For 2016, the Compensation Committee retained FW Cook (the “Consultant”) to provide the committee with independent, objective analysis and professional opinions on executive compensation.

•

The Consultant is independent, reports directly to the Chair of the Compensation Committee and has never performed other work for the Company. The committee determined that its engagement of the Consultant did not raise any conflicts of interest.

•

The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for named executive officers is analyzed or approved.

•	The Chair of the Compensation Committee meets with the Consultant in advance of committee meetings and confers via telephone with the Consultant between meetings.

•

The Consultant assists in gathering and analyzing market data on compensation levels and provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Named Executive Officers

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO participates in the process because of his close day-to-day association with the other named executive officers and his knowledge of the Company’s diverse business operations.

•

Our CEO periodically discusses with the Compensation Committee the performance of the Company and of each named executive officer, including himself. The CEO also discusses with the committee the performance of key executives reporting to his direct reports.

•

The CEO makes recommendations on the components of compensation for the named executive officers, other than himself, and does not participate in the portion of the committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Our Chief Financial Officer also assists the Compensation Committee as an information resource in regard to metrics related to incentive compensation. The other named executive officers provide support to the committee, as needed, in regard to their respective technical areas.

Market Benchmarking

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making compensation decisions.

Purpose

•

We benchmark to provide an external frame of reference on range and reasonableness of compensation levels and practices. Market information is used as a data point in decision-making, and not as a primary factor.

Challenges

•

Our high-margin, high-cash generating, asset-light business model and diversified end-markets make it challenging to select peers using traditional criteria such as revenue, industry codes or competitors. Roper’s operating businesses have peers that can be assigned by industry, but at the enterprise level Roper has no peers that match our diverse set of businesses and unique operating model. Given our valuation relative to revenue, using only revenue in measuring Roper’s size understates the relative market value of Roper and is therefore a poor indicator.

Private Equity

•

Given the capital deployment responsibilities of our named executive officers and the private equity-like nature of our business, we consider the compensation levels and practices used by private equity companies that offer comprehensive programs, which often include co-investment and leveraged carried-interest opportunities. We do not allow our named executive officers to co-invest in Company investments, nor do they benefit from carried-interest tax treatment.

26	Roper Technologies, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2016 Peer Group

•

Changes were made to our self-selected peer group for 2016 to reflect our continued strong growth and sustained value creation, our continuing expansion into medical, software, and technology-driven businesses, and market valuation relative to revenues and gross investment. In light of the transformation of our business portfolio, Standard & Poor’s changed our GICS assignment in 2014 and we anticipate we will request another change to a more appropriate GICS to reflect our significant growth in software. The peer companies are listed below along with various size indicators.

Company	Ticker	Enterprise Value(1) ($ millions)	Market Capitalization(1) ($ millions)	Revenue(2) ($ millions)	Net Income (2) ($ millions)	Global Industry Classification Standard (GICS) Sub-Industry
Salesforce.com, inc.	CRM	$47,806	$46,491	$8,392	$180	Application Software
Adobe Systems Incorporated	ADBE	$48,330	$51,190	$6,153	$1,313	Application Software
Intuit Inc.	INTU	$29,912	$29,417	$4,852	$969	Application Software
Citrix Systems, Inc.	CTXS	$13,605	$13,929	$3,418	$536	Application Software
Autodesk, Inc.	ADSK	$15,992	$16,471	$2,031	($582)	Application Software
VMware, Inc.	VMW	$25,770	$32,524	$7,093	$1,186	Systems Software
CA, Inc.	CA	$12,779	$13,275	$4,033	$792	Systems Software
Motorola Solutions, Inc.	MSI	$17,084	$13,756	$6,038	$560	Communications Equipment
TransDigm Group Incorporated	TDG	$21,973	$13,281	$3,284	$576	Aerospace and Defense
Hologic, Inc.	HOLX	$13,993	$11,162	$2,872	$332	Healthcare Equipment
C. R. Bard, Inc.	BCR	$17,163	$16,518	$3,714	$531	Healthcare Equipment
Zimmer Biomet Holdings, Inc.	ZBH	$31,765	$20,671	$7,684	$306	Healthcare Equipment
Waters Corporation	WAT	$9,898	$10,829	$2,167	$522	Life Sciences Tools and Services
Median		$19,568	$16,495	$4,443	$548
Roper	ROP	$20,777	$18,571	$3,790	$659	Industrial Conglomerates

Source: S&P Capital IQ

(1)	As of 12/31/16
(2)	Last four quarters available as of 12/31/16

Relative Performance Comparisons Caveat

Long-Term Measurement Period Needed

Comparing other companies’ performance to Roper’s can generate misleading or distorted results due to our consistently strong performance, our business transformation and GICS change, and short-term stock price movements. As a result, we believe a long-term performance period most accurately portrays relative performance for Roper.

•

Over shorter periods, performance comparisons can be skewed by the easier performance baselines of peer companies that, unlike Roper, have experienced periods of historical underperformance and benefit from a “bounce back” from a lower starting point.

Roper Technologies, Inc. 2017 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CEO Compensation

The Compensation Committee considers many factors in determining the compensation of Roper’s CEO, Brian Jellison, and believes his compensation is reasonable, appropriate, and aligned with shareholders’ best interests.

Broad Responsibilities and Effective Leadership

•

Not only is Mr. Jellison the Chairman, CEO, and President of a unique, complex, global organization, but he is also the key architect of our highly successful business strategy and has been instrumental in building the sustainable high-performance and entrepreneurial culture at Roper. Mr. Jellison also leads the capital deployment process under which Roper has invested billions of dollars in acquisitions during his tenure that has successfully created sustained superior returns for shareholders.

Outstanding Performance and Value Creation

•

Over the last ten years, Roper’s shareholders have received a 14.5% compound annual return, far outpacing the S&P 500’s return of 6.9%. As designed and driven by Mr. Jellison, Roper has undergone a business transformation with increasing returns on cash investment and margins, providing a platform for continued growth and future value creation for shareholders. Among other honors, Mr. Jellison was recognized by The Harvard Business Review as one of “The 100 Best-Performing CEOs in the World.”

Alignment with Shareholder Value Creation

•

By design, the CEO’s compensation is closely tied to the value of Roper stock. The percentage increase in the value of Mr. Jellison’s equity awards over the last six years has exactly equaled the percentage increase in Roper’s stock price at time of grant, as the number of shares awarded has remained the same. This tight alignment between compensation and share price creates a strong incentive to profitably grow the enterprise.

External Comparisons

•	Compensation for Roper’s CEO is within the range for Roper’s self-selected peers and high-performing,

long-tenured Chief Executive Officers of publicly traded corporations. Among private equity firms, compensation for Roper’s CEO is below levels that would be expected for commensurate levels of performance. Compensation for our CEO has also been low relative to the incremental value created for shareholders as measured against Roper’s self-selected peers. Over the last five years for which information is available, Roper’s “sharing ratio” (Chief Executive Officer total compensation as a percentage of incremental shareholder value created) is at the lower end of the range among our self-selected peers.

Internal Pay Equity

•

The Compensation Committee considers the scope of responsibilities, experience, and performance of our named executive officers and believes all are fairly compensated from an internal perspective. Specific considerations in regard to the CEO’s compensation include the breadth of his responsibilities and his leadership role in developing and executing Roper’s business strategy. Consistent with Roper’s lean organization, we made a conscious decision to not have a chief operating officer and other traditional corporate staff levels. In addition to low corporate overhead, Roper’s decentralized model results in operating business leaders who are highly compensated but are not named executive officers. In addition to rigorous executive development programs for key employees who may become executive officers, the Committee monitors compensation of other key Company leaders against external and internal standards. This supports our succession planning process and ensures its continuing effectiveness, as evidenced by the March 2017 announcement of three new executive officers promoted from within the Company.

28	Roper Technologies, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Equity Grants

The Compensation Committee grants awards of performance-based restricted stock and stock options to named executive officers under the Company’s 2016 Incentive Plan at the first regularly scheduled meeting each year. The exercise price for stock options is the closing price of Roper common stock on the date of grant. From time to time the Compensation Committee may grant additional awards in connection with promotions or increased responsibilities as well as to new hires.

Equity Award Determination

Historically, the size of equity awards has been expressed as a constant number of shares, which fluctuates in value from year to year with changes in the stock price. We believe this approach strengthens the alignment with shareholder interests, provides additional incentive for increasing the value of our shares, exposes named executive officers to the risks of share ownership, and assists in attracting and retaining talented named executive officers. Consistent with this “constant share” approach to equity award denomination, changes in total compensation for our named executive officers align with our TSR.

The Compensation Committee continues to review the application of the constant share approach to ensure that it does not unduly reward named executive officers for past performance. In January 2016, the committee retained the approach for the 2016 equity awards in light of various considerations including the $3.5 billion increase in Roper’s market capitalization in 2015, the biggest single-year increase in our history. The committee continues to closely monitor the grant size methodology to ensure it is consistent with our overall executive compensation philosophy and program and remains aligned with the best interest of shareholders.

ANALYSIS OF 2016 COMPENSATION

This section discusses compensation actions taken in 2016 for our named executive officers, as reported in the “Executive Compensation” section below.

Base Salary

For 2015 and 2016, the Compensation Committee made no adjustments to salaries for named executive officers, with the exception of Mr. Soni whose salary was increased in 2016 to reflect additional responsibilities. Pursuant to his letter agreement, In June 2016, Mr. Stipancich joined the Company as its Vice President, General Counsel and Secretary. Mr. Stipancich’s base salary was $620,000 for 2016.

Annual Cash Incentive

Incentive Opportunities

Annual cash incentive opportunities for 2016 for participating named executive officers, expressed as percentages of base salary reflective of market practice, were established as follows: Mr. Humphrey (150%), Mr. Liner (100%), and Mr. Soni (100%). Mr. Stipancich’s annual cash incentive opportunity for 2016 was 100% of his base salary. Our annual incentive bonuses are capped at the percentages above in the interest of risk mitigation and avoidance of a short-term focus to decision-making. The CEO no longer receives a one-year cash bonus award.

Funding Schedule

The annual incentive approach for 2016 was the same as in prior years with one exception: consistent with our revised approach for discussing financial results, the definition of adjusted net earnings was changed to exclude acquisition-related intangible amortization. 2016 adjusted net earnings, as redefined, were required to reach at least $775 million (2015 adjusted net earnings) for any bonus to be earned. At $775 million of adjusted net earnings, 35% of the full bonus opportunity would be earned. If adjusted net earnings increased by 15% to $892 million, then 100% of the full bonus amount would be earned. If between $775 million and $892 million, the percentage of the bonus opportunity earned would be determined through straight-line interpolation, as shown in the chart below. For 2016 the adjusted net earnings for the Company were 102% of the base amount; accordingly, the Compensation Committee approved payment of 44% of the bonus opportunity. The performance bonuses to our named executive officers for 2016 are shown in the 2016 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Roper Technologies, Inc. 2017 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2016 Annual Cash Incentive Schedule

Adjusted net earnings is net earnings increased or reduced to eliminate the effects of extraordinary items, accounting and tax law changes, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, acquisition-related intangible amortization, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Company’s Annual Report on Form 10-K for that year).

CEO Long-Term Cash Incentive

For 2016, the annual cash incentive for the CEO was again converted to a long-term cash incentive. The performance period for the 2016 award, as well as for the 2014 and 2015 awards, was extended from three to five years to emphasize the importance of long-term sustained earnings.

Incentive Opportunity

The CEO’s 2016 incentive opportunity was set at 225% of base salary, the same as prior years.

Funding Schedule

Adjusted net earnings for the period from 2016 to 2020 will be required to reach at least $3.345 billion for any cash incentive to be earned. At $3.345 billion of adjusted net earnings, 35% of the full bonus opportunity would be earned. If adjusted net earnings increase by 15% to $3.847 billion, then 100% of the full bonus amount would be earned. If between $3.345 billion and $3.847 billion, the percentage of the bonus opportunity earned will be determined through straight-line interpolation, as shown in the chart below.

CEO Long-Term Cash Incentive Schedule

Adjusted net earnings is net earnings increased or reduced to eliminate the effects of extraordinary items, accounting and tax law changes, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Company’s Annual Report on Form 10-K for that year).

30	Roper Technologies, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Long-Term Stock Incentives

In 2016, we awarded performance-based restricted stock to our CEO and we awarded stock options and performance-based restricted shares to our other named executive officers. The number of shares awarded in 2016 to each of our named executive officers was the same as in the prior year, except for Mr. Stipancich whose award was pursuant to his letter agreement. These awards are shown in the 2016 Grants of Plan-Based Awards table below.

Performance Vesting for 2016 Awards

•	2016 equity awards vest 50% after year 2 and 50% after year 3 (prior to 2015, equity awards vested annually over three years).

•	Achievement of three-year cumulative goals for both EBITDA and operating cash flow as a percentage of revenue is required for full vesting of the 2016 restricted shares (none vest by time alone).

•	For 50% of the 2016 restricted stock awards to vest, $3.45 billion in adjusted EBITDA (as defined immediately above for adjusted net earnings with the exclusion of interest, taxes, depreciation, and amortization) must be achieved over the three-year measurement period. Up to 50% of the EBITDA portion can be earned at the end of year 2.

•

For the other 50% of the 2016 restricted stock awards to vest, a minimum of 21% operating cash flow as a percentage of revenue must be met (increased from 20% from 2015). If operating cash flow is below 17% of revenue (increased from 15% for 2015), none of the restricted stock awards vest. At 17% of revenue, 35% of the restricted stock awards vest. Between 17% and 21% of revenue, vesting is pro-rated. Up to 50% of this portion of the award can be earned at the end of year 2.

Changes Effective for 2017 Awards

•

For 2017, the EBITDA goal was increased by 16% to $4.0 billion. Operating cash flow as a percentage of revenue was changed to a relative performance measure. Full payout requires that Roper be at the 75th percentile of the S&P 500 (excluding finance, real estate, and utilities) and no portion of the award will vest if Roper does not reach at least the 50th percentile of that selection of companies.

ADDITIONAL INFORMATION ABOUT OUR PROGRAM

Other arrangements and considerations important to a shareholder’s understanding of our overall executive compensation program are described below.

Share Ownership and Retention Guidelines

We believe named executive officers should have a significant equity interest in the Company. To promote equity ownership and further align the interests of named executive officers with shareholders, we adopted share ownership and retention guidelines for our named executive officers. The share ownership guidelines vary based upon the named executive officer’s position and are expressed as a number of shares which, as shown below, result in ownership guidelines far higher than market norms. All our named executive officers hold shares substantially above these guidelines, other than Mr. Stipancich who joined the Company in 2016.

Position	Guideline Number of Shares	Market Value at Year-End Close*	Salary	Guideline Multiple of Salary
CEO	100,000	$18,308,000	$1,225,000	14.9x
Average Other Named Executive Officers**	18,333	$3,356,000	$564,000	6.0x
*	Based on closing market price of our common stock on December 30, 2016 of $183.08 per share.
**	Excludes Mr. Stipancich who joined the Company in 2016.

Until the share ownership guidelines are met, a named executive officer must retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program.

Roper Technologies, Inc. 2017 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Anti-Hedging and Anti-Pledging Policy

We prohibit our named executive officers and directors from engaging in transactions involving derivative instruments with respect to Company securities, and other securities immediately convertible or exchangeable into Company securities, and from pledging shares of Company common stock.

“Clawback” Policy

In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstances that led to the requirement for the restatement and will take such actions, including clawback, as it deems necessary or appropriate. The Board will consider whether any named executive officer received cash or equity compensation based on the original financial statements because it appeared he or she achieved financial performance targets which in fact were not achieved based on the restatement. The Board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

Regulatory Considerations

The Code disallows the deductibility of certain compensation to our named executive officers unless it is considered “performance-based.” Our stock options and restricted stock awards are intended to be performance-based and fully deductible. We have also adopted policies and practices intended to maximize the deductibility of our cash incentives. However, we may forgo any or all of the tax deduction if we believe it is in the best long-term interests of our shareholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including Section 409A of the Code regarding non-qualified deferred compensation and Section 280G of the Code regarding compensation pursuant to a change in control. We also consider how various elements of compensation will impact our financial results. For example, ASC Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered in making stock option and restricted stock awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Messrs. Knowling, Johnson and Prezzano served on the Compensation Committee. No member of the Compensation Committee was, during 2016, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”). During 2016, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Board of Directors or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Robert E. Knowling, Jr., Chairman

Robert D. Johnson

Wilbur J. Prezzano

32	Roper Technologies, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our principal executive officer, our principal financial officer, and our other executive officers for the fiscal year ended December 31, 2016. In this section, we refer to the individuals in the 2016 Summary Compensation Table as our “named executive officers.”

2016 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1)(4) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total Compensation ($)
Brian D. Jellison	2016	1,225,000	-	24,960,000		-	-	131,166	26,316,166
Chairman of the Board, President and Chief Executive Officer	2015	1,225,000	-	21,862,500	-	-	-	127,080	23,214,580
	2014	1,225,000	-	21,129,000	-	-	-	335,220	22,689,220

John Humphrey	2016	767,000	-	4,992,000	990,573	506,220	-	139,844	7,395,637
Executive Vice President and Chief Financial Officer	2015	767,000	-	4,372,500	888,729	598,260	-	179,802	6,806,291
	2014	767,000	-	4,225,800	1,086,312	1,150,500	-	183,258	7,412,870
Paul J. Soni	2016	475,000	-	998,400	396,229	209,000	-	79,792	2,158,421
Vice President and Corporate Controller	2015	410,000	-	874,500	355,492	170,560	-	86,470	1,897,022
	2014	410,000	-	845,160	434,525	328,000	-	89,031	2,106,716
John K. Stipancich Vice President, General Counsel and Secretary	2016	331,136	375,000	2,039,160	606,312	143,902	-	118,263	3,613,773
David B. Liner	2016	450,000	-	998,400	396,229	198,000	-	76,855	2,119,484
Former Vice President, General Counsel and Secretary	2015	450,000	-	874,500	355,492	234,000	-	93,354	2,007,346
	2014	450,000	-	845,160	434,525	450,000	-	99,426	2,279,111

(1)	Amounts shown include, as applicable, deferrals to the 401(k) plan and the Non-Qualified Retirement Plan.

(2)	The amount in this column represents a lump sum bonus paid to Mr. Stipancich upon commencement of his employment.

(3)

The dollar values shown represent the grant date fair values for restricted stock and option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in Note 11 to our consolidated financial statements for 2016, which are included in our Annual Report on Form 10-K for the fiscal year ended 2016 filed with the SEC. The named executive officers have no assurance that these amounts will be realized. The change in value of stock awards is due solely to the increase in share price as the same number of shares were granted each year. The restricted stock awards are subject to both time-based and performance-based vesting criteria. The performance-based criteria for awards granted in 2016 are described in the CD&A under “Analysis of 2016 Compensation—Long-Term Stock Incentives,” and the vesting schedule for awards granted in 2016 is set forth in the notes to the 2016 Outstanding Equity Awards at Fiscal Year End table below.

(4)

The amounts in this column reflect payments made pursuant to our cash incentive bonus program, which is described above in the CD&A under “Analysis of 2016 Compensation—Annual Cash Incentive” and “Analysis of 2016 Compensation—CEO Long-Term Cash Incentive.”

(5)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Roper Technologies, Inc. 2017 Proxy Statement	33

EXECUTIVE COMPENSATION (CONTINUED)

(6)

Amounts reported in the “All Other Compensation” column for 2016 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Company Car ($)	Additional Medical Benefits ($)	Contributions to Defined Contribution Plans(1) ($)	Relocation Expenses ($)(2)	Financial Planning ($)
Brian D. Jellison	-	24,000	4,800	91,875		10,491
John Humphrey	8,575	24,000	3,800	102,394		1,075
Paul J. Soni	8,575	19,000	3,800	48,417		-
John K. Stipancich	-	6,400	-	31,517	80,346	-
David B. Liner	3,157	19,000	3,800	50,898		-

(1)	Reflects contributions to the Non-Qualified Retirement Plan and Employees’ Retirement Savings 003 Plan.

(2)	Includes $55,346 for moving expenses and temporary housing and $25,000 stipend for other miscellaneous relocation-related expenses paid to Mr. Stipancich.

2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2016 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: # of Securities Underlying Options		Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value(6) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Brian D. Jellison	1/21/2016				150,000	(2)				24,960,000
	3/10/2016	964,688	2,756,250	2,756,250
John Humphrey	1/21/2016				30,000	(2)				4,992,000
	1/21/2016						30,000	(4)	166.40	990,573
	3/10/2016	402,675	1,150,500	1,150,500
Paul J. Soni	1/21/2016				6,000	(2)				998,400
	1/21/2016						12,000	(4)	166.40	396,229
	3/10/2016	166,322	475,000	475,000
John K. Stipancich	6/22/2016				12,000	(3)				2,039,160
	6/22/2016						18,000	(5)	166.93	606,312
	6/22/2016	114,517	327,050	327,050
David B. Liner	1/21/2016				6,000	(2)				998,400
	1/21/2016						12,000	(4)	166.40	396,229
	3/10/2016	157,568	450,000	450,000
(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Analysis of 2016 Compensation—Annual Cash Incentive.” Amounts paid under this program for 2016 are set forth in the 2016 Summary Compensation Table.

(2)

The performance restricted shares vest in two equal installments in November 2017 and 2018, subject to the performance criteria described in the CD&A under “Analysis of 2016 Compensation—Long-Term Stock Incentives” and “Analysis of 2016 Compensation—CEO Long-Term Cash Incentive.” Dividends on restricted shares will be paid only if the shares are earned by performance.

34	Roper Technologies, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

(3)

The performance restricted shares will vest in three equal installments in November 2017, 2018 and 2019, subject to the performance criteria described in the CD&A under “Analysis of 2016 Compensation—Long-Term Stock Incentives” and “Analysis of 2016 Compensation—CEO Long-Term Cash Incentive.” Dividends on restricted shares will be paid only if the shares are earned by performance.

(4)

The stock options vest in two equal installments in January 2018 and 2019, and expire on the tenth anniversary of the grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(5)

The stock options vest in two equal installments in June 2018 and 2019, and expire on the tenth anniversary of the grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(6)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with ASC Topic 718.

2016 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2016 for the named executive officers.

Name	Option Awards					Stock Awards
	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Brian D. Jellison	440,000			55.2200	02/18/18
								225,000	(6)(10)	41,193,000
John Humphrey	1,916			52.1900	02/16/17
	60,000			73.5600	01/20/21
	30,000			93.6200	01/18/22
	30,000			115.2200	01/17/23
	20,000	10,000	(2)	140.8600	01/16/24
		30,000	(3)	145.7500	01/16/25
		30,000	(4)	166.4000	01/21/26
								45,000	(7)(10)	8,238,600
Paul J. Soni	12,000			51.1100	01/22/20
	12,000			73.5600	01/20/21
	12,000			93.6200	01/18/22
	12,000			115.2200	01/17/23
	8,000	4,000	(2)	140.8600	01/16/24
		12,000	(3)	145.7500	01/16/25
		12,000	(4)	166.4000	01/21/26
								9,000	(8)(10)	1,647,720
John K. Stipancich		18,000	(5)	169.9200	06/22/26
								12,000	(9)(10)	2,196,960
David B. Liner	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	12,000			41.9500	02/12/19
	12,000			51.1100	01/22/20
	12,000			73.5600	01/20/21
	12,000			93.6200	01/18/22
	12,000			115.2200	01/17/23
	8,000	4,000	(2)	140.8600	01/16/24
		12,000	(3)	145.7500	01/16/25
		12,000	(4)	166.4000	01/21/26
								9,000	(8)(10)	1,647,720
(1)	Calculated by multiplying $183.08, the closing market price of our common stock on December 30, 2016, by the number of restricted shares that have not vested.

Roper Technologies, Inc. 2017 Proxy Statement	35

EXECUTIVE COMPENSATION (CONTINUED)

(2)	These stock options were granted on January 16, 2014 with unexercisable shares vesting in January 2017.

(3)	These stock options were granted on January 16, 2015 with unexercisable shares vesting in two equal installments in January 2017 and 2018.

(4)	These stock options were granted on January 21, 2016 with unexercisable shares vesting in two equal installments in January 2018 and 2019.

(5)	These stock options were granted on June 22, 2016 with unexercisable shares vesting in two equal installments in June 2018 and 2019.

(6)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	75,000 shares remaining from 150,000 shares granted January 16, 2015 and vesting in November 2017; and

(II)	150,000 shares remaining from 150,000 shares granted January 21, 2016 and vesting in two equal installments in November 2017 and 2018.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	15,000 shares remaining from 30,000 shares granted January 16, 2015 and vesting in November 2017;

(II)	30,000 shares remaining from 30,000 shares granted January 21, 2016 and vesting in two equal installments in November 2017 and 2018.

(8)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	3,000 shares remaining from 6,000 shares granted January 16, 2015 and vesting in November 2017; and

(II)	6,000 shares remaining from 6,000 shares granted January 21, 2016 and vesting in two equal installments in November 2017 and 2018.

(9)	This represents one restricted stock award with the shares vesting, subject to applicable Company performance conditions, as follows:

(I)	12,000 shares remaining from 12,000 shares granted June 22, 2016 and vesting in three equal installments in November 2017, 2018 and 2019.

(10)	For restricted stock awards granted in January 2015, January 2016 and June 2016, the vesting only occurs if the Compensation Committee certifies our Company’s attainment of related performance goals.

2016 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Brian D. Jellison	108,084	14,462,721	50,000	9,055,500
			75,000	13,583,250
John Humphrey	40,000	4,700,898	10,000	1,811,100
			15,000	2,716,650
Paul J. Soni			2,000	362,220
			3,000	543,330
John K. Stipancich	-	-	-	-
David B. Liner			2,000	362,220
	-	-	3,000	543,330

No Pension Benefits

None of our named executive officers participate in a Company-sponsored defined-benefit pension plan.

36	Roper Technologies, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2016 Non-Qualified Deferred Compensation

Pursuant to our Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2016.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian D. Jellison	73,500	72,000	701	-	291,814
John Humphrey	1,023,945	82,519	327,259	-	5,831,609
Paul J. Soni	68,827	28,542	60,624	-	732,333
John K. Stipancich	17,050	11,642	245	-	28,937
David B. Liner	40,719	31,023	93,668	-	1,035,258
(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Jellison and offer letters with Messrs. Humphrey and Stipancich provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below. In no event will excise tax gross-ups be paid in regard to a termination of employment related to a change in control.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that had accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming our Company achieved the level of performance for which a bonus would be paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison were to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming our Company achieved the level of performance for which a bonus would be paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change in control of our Company occurs or more than one year after a change in control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

Roper Technologies, Inc. 2017 Proxy Statement	37

EXECUTIVE COMPENSATION (CONTINUED)

In Connection with a Change in Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change in control of our Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then-current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination;

•	accelerated vesting of all of his outstanding equity awards; and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with our Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey and Stipancich and Retirement Agreement with Mr. Liner

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, as amended December 30, 2008, if Mr. Humphrey’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Stipancich. Pursuant to an offer letter dated June 17, 2016, if Mr. Stipancich’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current monthly base salary, plus a pro-rated bonus, based upon Company performance.

Mr. Liner. Pursuant to a retirement agreement and general release dated November 18, 2016, until his retirement in January 2018, Mr.  Liner will receive a reduced salary of $32,143 per month and other customary employment benefits.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2016 under the circumstances shown. Scenarios for termination due to involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

BRIAN D. JELLISON

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)
Cash payments	$2,450,000	$2,450,000	$2,450,000
Accelerated Equity Awards(2)(3)
2015 Restricted Stock Grant	-	-	13,731,000
2016 Restricted Stock Grant	-	-	27,462,000
Continued Medical Benefits	29,376	29,376	29,376
Total	$2,479,376	$2,479,376	$43,672,376

38	Roper Technologies, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

JOHN HUMPHREY

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)
Cash payments	$-	$767,000	$767,000
Accelerated Equity Awards(2)(3)
2014 Stock Option Grant	-	-	422,200
2015 Stock Option Grant	-	-	1,119,900
2016 Stock Option Grant	-	-	500,400
2015 Restricted Stock Grants	-	-	2,746,200
2016 Restricted Stock Grants	-	-	5,492,400
Continued Medical Benefits	-	19,164	19,164
Total	$-	$786,164	$11,067,264

PAUL J. SONI

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)
Cash payments	$-	$-	$-
Accelerated Equity Awards(2)(3)
2014 Stock Option Grant	-	-	168,880
2015 Stock Option Grant	-	-	447,960
2016 Stock Option Grant	-	-	200,160
2015 Restricted Stock Grant	-	-	549,240
2016 Restricted Stock Grant	-	-	1,098,480
Continued Medical Benefits	-	-	-
Total	$-	$-	$2,464,720

JOHN K. STIPANCICH

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)
Cash payments	$-	$658,186	$658,186
Accelerated Equity Awards(2)(3)
2016 Stock Option Grant	-	-	236,700
2016 Restricted Stock Grant	-	-	2,196,960
Continued Medical Benefits	-	19,164	19,164
Total	$-	$677,350	$3,111,010
(1)	Assumes employment is terminated involuntarily without cause, or also with respect to Mr. Jellison, he resigns for good reason.

(2)	Based on closing market price of our common stock on December 30, 2016 of $183.08 per share.

(3)

Under the terms of our 2016 Incentive Plan, if within two years after a change in control, employment is terminated by the employee for good reason or by the acquirer without cause, or if the acquirer does not assume the awards upon a change in control, (i) outstanding stock options become fully exercisable, (ii) time-based vesting restrictions on outstanding restricted stock awards lapse, and (iii) the target payout opportunities on outstanding performance-based restricted stock awards shall be deemed to have been fully earned (subject to the conditions provided in the 2016 Incentive Plan).

Roper Technologies, Inc. 2017 Proxy Statement	39

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives, evidenced by the superior returns we have delivered to our shareholders. Over the past 10 years, our total return to shareholders was 14.5% compounded annually, tripling the total return for the S&P 500. Over the past five years, our return was even better at 16.8% annually.

Our executive compensation programs are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our shareholders. See the “Proxy Statement Summary” and “Compensation Discussion and Analysis” above for key characteristics of our executive compensation programs.

We are seeking shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and our Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

The Board of Directors recommends a vote “FOR” the resolution providing an advisory approval of the Company’s compensation of executive officers.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act also requires the Company to submit to shareholders a resolution subject to an advisory vote as to whether the shareholder vote to approve named executive officer compensation should occur yearly, every two years or every three years.

The Board of Directors values the shareholders’ opinions and believes it would benefit from direct, timely feedback on the Company’s executive compensation program. Accordingly, the Board of Directors recommends that shareholders vote for a “yearly” advisory vote on executive compensation.

The following resolution is submitted for an advisory shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders advise the Company to hold a shareholder advisory vote on the approval of the compensation of the Company’s named executive officers:

•	yearly;

•	every two years; or

•	every three years.”

The option that receives the greatest number of votes cast by the shareholders will be considered the option approved by the shareholders.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and our Board will review the results of the vote and consider them when determining the frequency of the shareholder advisory vote to approve the compensation of the named executive officers.

The Board of Directors recommends a vote for “YEARLY” as the frequency of the shareholder advisory vote to approve the Company’s compensation of executive officers.

40	Roper Technologies, Inc. 2017 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The committee retains the Company’s independent registered public accounting firm to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent registered public accounting firm, and pre-approves all of their services. The committee also periodically reviews the work performed by other public accounting firms retained by the Company to provide various financial and information technology services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with GAAP. The Audit Committee maintains oversight of the independent registered public accounting firm by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Audit Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s director of internal audit and periodically meeting with this individual to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2016; (iii) discussed with PwC the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”); (iv) received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with PwC its independence from the Company and its management; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE

Christopher Wright, Chairman

Amy Woods Brinkley

John F. Fort III

Laura G. Thatcher

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

Roper Technologies, Inc. 2017 Proxy Statement	41

INDEPENDENT PUBLIC ACCOUNTANTS FEES

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2016 and 2015. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent registered public accounting firm require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
Fees	FY 2016	FY 2015
Audit Fees(1)	$5,030	$4,514
Audit-Related Fees(2)	800	1,148
Tax Fees(3)	1,169	1,205
All Other Fees	20	14
Total Fees	$7,019	$6,881

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the PCAOB and fees for services, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

42	Roper Technologies, Inc. 2017 Proxy Statement

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017

The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2017. Our Board of Directors recommends that the shareholders ratify this appointment. PwC has been our Company’s independent registered public accounting firm since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and respond to appropriate questions of shareholders in attendance. If this proposal does not pass, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board recommends a vote “FOR” approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding our compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity Compensation Plans Approved by Shareholders(1)
Stock options	3,419,597	$121.31
Restricted stock awards(2)	952,672	-
Subtotal	4,372,269		9,190,273
Equity Compensation Plans Not Approved by Shareholders	-	-	-
Total	4,372,269	$-	9,190,273

(1)	Consists of the Company’s Amended and Restated 2006 Plan and 2016 Incentive Plan.

(2)	The weighted-average exercise price is not applicable to restricted stock awards.

Roper Technologies, Inc. 2017 Proxy Statement	43

ANNUAL MEETING AND VOTING INFORMATION

Our Company is soliciting the enclosed proxy for use at the 2017 Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about May 8, 2017.

We are concurrently mailing or making available to shareholders a copy of our 2016 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Our Annual Report on Form 10-K and its exhibits are available on the Internet at www.sec.gov. Our 2016 Annual Report and Annual Report on Form 10-K are not part of these proxy soliciting materials.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Q:	When is the Annual Meeting?

A:	Date & Time:

Thursday, June 8, 2017 at 8:30 a.m.

(and at any postponement or adjournments thereof)

Place:

Renaissance Cincinnati Downtown Hotel

36 East Fourth Street,

Cincinnati, Ohio 45202

Q:	What is the purpose of this meeting?

A:	This is the Annual Meeting of our shareholders. At this meeting, we will be voting on the following matters:

1.	The election of nine directors;

2.	Approval of, on a non-binding advisory basis, the compensation of our named executive officers;

3.	Approval of, on a non-binding advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers; and

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

We will also transact any other business properly brought before the meeting.

Our Board of Directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early by Internet, telephone or mailing proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A.	We are not aware of any matters to be acted upon at the Annual Meeting other than the proposals described in this Proxy Statement. The Board of Directors has named Christine Hermann and John K. Stipancich as proxy holders for this Annual Meeting. If you submit a properly executed proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or at any adjournment or postponement of the meeting. If for any reason a director nominee is not available as a candidate, the proxy holders may vote your shares for another candidate who may be nominated by the Board, or the Board may reduce its size.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the person named as proxy holder in accordance with the instruction given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

FOR each director nominee;

FOR the approval of the compensation of our named executive officers;

YEARLY as the frequency for shareholders to vote on the compensation of our named executive officers; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

44	Roper Technologies, Inc. 2017 Proxy Statement

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

Q:	Who may vote at the Annual Meeting?

A:	Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any postponed or adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of Roper common stock since that date.

Q:	What is the record date?

A.	Our Board has established the close of business on April 13, 2017 as the record date to determine the shareholders of record entitled to receive a notice of, and to vote at, our Annual Meeting or any postponement or adjournment thereof. On the record date, there were 103,937,593 shares of our common stock, $0.01 par value, outstanding and entitled to vote. Each share of our common stock is entitled to one vote that may be voted on each matter to be acted upon at this Annual Meeting.

Q:	What is a shareholder of record?

A.	A shareholder of record or a registered shareholder is a shareholder whose ownership of Roper Technologies, Inc. common stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Company. If you are a shareholder of record, we are providing these materials directly to you.

If you hold your shares of common stock through a bank, broker, or other intermediary, you are considered the “beneficial owner” of those shares held in “street name,” and you are not a shareholder of record. The shareholder of record of the shares is your bank, broker, or other intermediary. If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker, or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

Q:	How can I submit my vote?

A:	There are four ways to vote: by Internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on June 7, 2017.

•	By Internet. Have your proxy card available and log on to www.proxyvote.com.

•	By Telephone. Have your proxy card available and call 800-690-6903 toll free (US only) from a touchtone telephone

•	By Mail. Mark, date, sign, and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.

•	In Person. You may vote by ballot in person at the Annual Meeting. Bring your proxy card if you received one by mail, otherwise we will provide shareholders of record a ballot at the Annual Meeting.

If your shares are held by a bank, broker, or other intermediary, that institution will provide voting instructions with the proxy materials. Please follow the voting instructions that you receive from that institution. Additionally, if you plan to vote in person at the Annual Meeting and your shares are held by a bank, broker, or other intermediary, you must obtain proof of stock ownership as of the record date and have a valid legal proxy from the institution that holds your shares.

Q:	What is a broker non-vote?

A:	If your shares are held in street name through a bank, broker, or other intermediary, you must provide voting instructions to that institution. Under the rules of the NYSE, if you do not provide voting instructions, the institution may vote in its discretion on routine proposals, but not on non-routine proposals, or leave the shares unvoted, which is called a “broker non-vote.”

The following proposals are not considered routine proposals, so banks, brokers, and other intermediaries do not have discretionary authority to vote on these matters if they have not received voting instructions from you: (i) the election of directors; (ii) the advisory vote on the approval of the compensation of our named executive officers; and (iii) the advisory vote on the frequency for shareholders to vote on the compensation of our named executive officers. The ratification of the appointment of the independent registered public accounting firm is considered a routine proposal, so if you do not

Roper Technologies, Inc. 2017 Proxy Statement	45

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

provide voting instructions, the institution holding your shares may either leave the shares unvoted or vote the shares in its discretion. If your shares are held through a bank, broker, or other intermediary, please follow the voting instructions that you receive from that institution. The institution will not be able to vote your shares on any of the proposals except the appointment of PwC unless you have provided voting instructions.

Q:	How are broker non-votes and abstentions treated?

A:	Broker non-votes are not treated as votes cast for any of the matters on the agenda, so they will not have any effect on those proposals. Abstentions are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Abstentions are treated as present and entitled to vote, so they will have the effect of a vote cast against the approval of the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm. Abstentions will have no effect on the advisory vote on the frequency for shareholders to vote on the compensation of our named executive officers which requires the greatest number of votes cast (but not a majority).

Q:	What constitutes a quorum?

A:	To conduct business at our Annual Meeting, we must have a quorum of shareholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote as of the record date are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. If there is an insufficient number of shares represented for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be postponed or adjourned to permit the further solicitation of proxies.

Q:	How many votes are needed for each proposal?

A:	Our By-laws provide that each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for the election of directors. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation of our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present in person or represented by proxy and entitled to vote are cast in favor of the proposal, then it will be deemed to be the approval of the shareholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The vote on the frequency of the approval of compensation to our named executive officers is advisory vote and non-binding on the Company. With respect to this proposal, you may vote for yearly, every two years, every three years, or you may abstain from voting. The option that receives the greatest number of votes cast by the shareholders will be considered the option approved by the shareholders. Shares not present, shares not voting and abstentions will have no effect on the outcome of the voting.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PwC as the independent registered public accounting firm of the Company. Abstentions will have the effect of a vote against these proposals. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

Q:	Is my proxy revocable?

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by

46	Roper Technologies, Inc. 2017 Proxy Statement

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

notifying us in writing of such revocation to the attention of the Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. If you are not the shareholder of record, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting. See “What is a shareholder of record?” above.

Q:	What is “householding” and how does it affect me?

A.	The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy Proxy Statement delivery requirements for two or more shareholders sharing an address by delivering one set of proxy materials to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

Certain intermediaries use householding for our proxy materials and our 2016 Annual Report. Therefore, only one set of materials may have been delivered to your address if multiple shareholders share the same address. If you share an address with another shareholder and wish to receive a separate set of materials in the future, or if you would like to receive only one set of materials, you should contact your bank, broker, or other intermediary or us at the address and telephone number below. We will promptly send a separate copy of this Proxy Statement or the 2016 Annual Report if you call us at 941-556-2601 or direct your request in writing to the attention of the Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Q:	How can I find the voting results of the Annual Meeting?

A.	The Board of Directors has designated an inspector of election who will tabulate the votes submitted by proxy and by ballot. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q:	Who is paying for the expenses involved in preparing and mailing this Proxy Statement?

A:	We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our directors, executive officers and other employees may solicit proxies, without additional compensation, personally or by telephone, email or other means of communication. We have also engaged Georgeson Inc. as the proxy solicitor for this Annual Meeting for a fee of approximately $9,500 plus reasonable expenses. We will reimburse banks, brokers, and other intermediaries, such as custodians, nominees and fiduciaries, that hold our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	What is your website for additional information?

A:	We maintain a website at www.ropertech.com. The information on our website is not part of this Proxy Statement, and it is not incorporated into any other filings we make with the SEC.

Roper Technologies, Inc. 2017 Proxy Statement	47

INFORMATION REGARDING THE 2018 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a matter to be considered at the 2018 Annual Meeting of Shareholders, you must comply with the procedures set forth below. Any proposal or nomination to be made to the Company should be sent to:

Roper Technologies, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Attention: Secretary

•

Proxy Statement Proposals. If you intend to submit a proposal to be included in the Proxy Statement for the 2018 Annual Meeting of Shareholders, we must receive your proposal no later than December 29, 2017. All proposals must comply with the SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s proxy material.

•	Director Candidate Nomination. Our By-laws set forth the procedures you must follow if you wish to nominate a director candidate in connection with the 2018 Annual Meeting of Shareholders.

Proxy Access to Include Nominees in our 2018 Proxy Statement. If you are a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years and wish to nominate a director candidate and require us to include such nominee in our Proxy Statement and form of proxy, you must submit your request so it is received by the Company between November 29, 2017 and December 29, 2017, in accordance with our By-laws. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our By-laws. All proxy access nominations must be accompanied by information about the nominating shareholders as well as the nominees and meet the requirements specified in our By-laws, including the information specified under “Nominees Not for Inclusion in our 2018 Proxy Statement” below.

Nominees Not for Inclusion in our 2018 Proxy Statement. If you wish to nominate a director candidate in connection with the 2018 Annual Meeting of Shareholders and are not requiring the nominee be included in our Proxy Statement, you must submit the nomination so it is received by the Company between February 8, 2018 and March 10, 2018, in accordance with our By-laws. The notice to nominate a person for election as a Company director, notice must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to you; (iii) such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of our Company if elected; (v) your name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such shareholder (and any beneficial owner on whose behalf the nomination is made); and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to Roper’s securities.

•

Matters for Annual Meeting Agenda. If you wish to have other business (not the nomination of a director candidate) brought before the 2018 Annual Meeting of Shareholders, you must submit the proposal between February 8, 2018 and March 10, 2018, in accordance with our By-laws. If you intend to present the matter directly at the 2018 Annual Meeting of Shareholders, the notice must include (a) the text of the proposal; (b) a brief statement of the reasons why you favor the proposal; (c) your name and address; (d) the number and class of all shares of each class of Company stock owned of record and beneficially by you (and any beneficial owner on whose behalf the proposal is made); (e) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on

48	Roper Technologies, Inc. 2017 Proxy Statement

INFORMATION REGARDING THE 2018 ANNUAL MEETING OF SHAREHOLDERS (CONTINUED)

behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to the Roper’s securities; and (f) if applicable, any material interest of you and such beneficial owner in the matter proposed (other than as a shareholder).

With respect to matters not included in the Proxy Statement but properly presented at the 2018 Annual Meeting of Shareholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises shareholders in the Proxy Statement for the 2018 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a Proxy Statement to at least the percentage of our voting shares required to carry the proposal; (b) includes the same statement in the proponent’s own proxy materials; and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the Proxy Statement to at least the percentage of our voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any postponed or adjourned Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion.

By the Order of the Board of Directors

Brian D. Jellison

Chairman, President and Chief Executive Officer

Dated: April 28, 2017

Roper Technologies, Inc. 2017 Proxy Statement	49

APPENDIX A—RECONCILIATIONS

Table 1: EBITDA and EBITDA Margin Reconciliation

(in millions, except percentages)

	2016	2015
GAAP Revenue	$3,789.9	$3,582.4
Add: Purchase accounting adjustment to acquired deferred revenue	15.1	10.6
Rounding	0.1	-
Adjusted Revenue (A)	$3,805.1	$3,593.0
GAAP Net Earnings	$658.6	$696.1
Add: Taxes	282.0	306.3
Add: Interest expense	111.6	84.2
Add: Depreciation	37.3	38.2
Add: Amortization	203.2	166.1
Add: Acquisition-related expenses deemed significant	6.1	-
Add: Purchase accounting adjustment to acquired deferred revenue, pretax	15.1	10.6
Add: Acquisition-related inventory step-up charge, pretax	0.3	4.6
Add: Debt extinguishment charge	0.9	-
Add: Impairment Charge on Minority Investment	-	9.5
Less: Gain on Disposal of a Business	-	(70.9)
Rounding	(0.1)	-
Adjusted EBITDA (B)	$1,315.0	$1,244.7
EBITDA Margin (B) / (A)	34.6%	34.6%

Table 2: Cash Flow Reconciliation

(in millions)

	2016	2015	2011	2006
GAAP Operating Cash Flow	$963.8	$928.8	$601.6	$262.5
Add: Cash taxes related to 2015 sale of Abel Pump	37.4	-	-	-
Adjusted Operating Cash Flow	$1,001.2	$928.8	$601.6	$262.5
Less: Capital expenditures	(37.3)	(36.3)	(40.7)	(32.2)
Less: Capitalized software expenditures	(2.8)	(2.4)	(3.4)	(3.5)
Rounding	-	-	-	0.1
Adjusted Free Cash Flow	$961.1	$890.1	$557.5	$226.9

50	Roper Technologies, Inc. 2017 Proxy Statement

ROPER TECHNOLOGIES, INC. 6901 PROFESSIONAL PKWY EAST SARASOTA, FL 34240 ATTN: LEGAL DEPT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 7, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24106-P91273                    KEEP THIS PORTION FOR YOUR RECORDS

—  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROPER TECHNOLOGIES, INC.			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

01)    Amy Woods Brinkley        06)    Wilbur J. Prezzano

02)    John F. Fort, III                  07)    Laura G. Thatcher

03)    Brian D. Jellison                08)    Richard F. Wallman

04)    Robert D. Johnson             09)    Christopher Wright

05)    Robert E. Knowling, Jr.

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2.	To consider, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain
3.	To select, on a non-binding advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers.	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐
5.	To transact any other business properly brought before the meeting.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR all nominees listed, FOR Proposal 2, “1 Year” for Proposal 3, and FOR Proposal 4. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 8, 2017:

The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

E24107-P91273

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

JUNE 8, 2017

The undersigned hereby authorize(s) CHRISTINE HERMANN and JOHN K. STIPANCICH, or either of them as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 8, 2017 at Renaissance Cincinnati Downtown Hotel, 36 East Fourth St., Cincinnati, Ohio 45202 at 8:30 a.m. (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, “1 YEAR” FOR PROPOSAL 3 AND FOR PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1